SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number............

 ...............................................................................

                        Marvel Entertainment Group, Inc.

 ...............................................................................

                   685 Third Avenue, New York, New York 10017

 ...............................................................................

                     Common Stock, par value $.01 per share

 ...............................................................................

There are no classes of securities of the registrant for which a duty to file reports under section 13(a) or 15(d) remains.

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                           Rule 12g-4(a)(1)(i)  [ X ]

                           Rule 12g-4(a)(1)(ii)  [   ]

                           Rule 12g-4(a)(2)(i)  [   ]

                           Rule 12g-4(a)(2)(ii)  [   ]

                           Rule 12h-3(b)(1)(i)  [   ]

                           Rule 12h-3(b)(1)(ii)  [   ]

                           quad Rule 12h-3(b)(2)(i)  [   ]

                           Rule 12h-3(b)(2)(i)  [   ]

                           Rule 12h-3(b)(2)(ii)  [   ]

                           Rule 15d-6   [   ]

     Approximate number of holders of record as of the certification or notice date: One (1)

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                             ......................

     Pursuant to the requirements of the Securities Exchange Act of 1934, Marvel Entertainment Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: October 1, 1998      BY: /s/ WILLIAM H. HARDIE, III
                                  ---------------------------------
                                  William H. Hardie, III
                                  Vice President and Secretary



758606.1